Exhibit 10.9

HORIZON BANCORP

2013 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), made and executed as of the      day of             , 20    , between Horizon Bancorp, an Indiana corporation (the “Company”), and                     , an officer or employee of the Company or one of its Affiliates (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and

WHEREAS, it is the view of the Company that this goal can be achieved by granting Restricted Stock to eligible employees; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom Restricted Stock should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.    Award of Restricted Stock. The Company hereby awards to the Participant, effective as of the date the Committee formally approves the award by resolution,                      (0,000) shares of common stock of the Company (hereinafter, the “Restricted Stock”), subject to the terms and conditions of this Agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

2.    Period of Restriction and Vesting. The Period of Restriction shall begin on the Grant Date and end, except as otherwise provided in Sections 3 and 4 of this Agreement, on the date shares of Restricted Stock become vested. For purposes of this Agreement, the shares of Restricted Stock shall become vested on the                      anniversary of the Grant Date, provided the Participant is an Employee on such date. The Grant Date is             , 20    . In addition, as provided in the Plan, in the event of the Participant’s Termination of Service due to death, Disability or Retirement during the Period of Restriction, the restrictions on the Restricted Stock will lapse and the Participant (or his or her Beneficiary) will, on the date of such Termination of Service, be fully vested in the Restricted Stock.

3.    Change in Control. Notwithstanding any other provision of this Agreement, the Restricted Stock shall be vested upon a Change in Control of the Company as provided in Section 12.1 of the Plan.

4.    Termination of Service. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee in its sole discretion, in the event of the Participant’s Termination of Service for any reason, all Restricted Stock that has not otherwise vested under the terms of the Plan or Section 2 or 3 of this Agreement shall be forfeited effective as of the date of the Participant’s Termination of Service.

5.    Pass-Through of Dividends and Voting Rights. Unless otherwise determined by the Committee in its sole discretion, the Participant shall be entitled to (a) receive all cash dividends paid with respect to the Restricted Stock, and (b) exercise all voting rights associated with the Restricted Stock, regardless of whether the Period of Restriction has lapsed.

6.    Participant’s Representations. The Participant represents to the Company that:

(a)	The terms and arrangements relating to the grant of Restricted Stock and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;

(b)	The Participant has received a balance sheet and income statement of the Company and as an employee of the Company or one of its Affiliates:

(i)	is thoroughly familiar with the Company’s business affairs and financial condition; and

(ii)	has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Restricted Stock.

7.    Nontransferability. Until the end of the Period of Restriction, the Restricted Stock cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process. Any attempted or purported transfer of Restricted Stock in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever; provided, however, that the shares of Restricted Stock may be transferred to the Company in connection with exercise of an Option as provided in Section 6.6 of the Plan.

8.    Issuance of Shares. At or within a reasonable period of time following execution of this Agreement, the Company shall issue, in book entry form, the Restricted Stock. Within a reasonable period of time following the end of the Period of Restriction, the Company shall issue to the Participant or his beneficiary the number of shares of Restricted Stock specified in Section 1 of this Agreement, less any withholding required by Section 10 of this Agreement.

9.    Restrictive Legend. In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require that the shares to be issued to such Participant contain a legend in substantially the following form:

“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

The Company shall issue such additional certificates as may be required to give effect to Section 14 of this Agreement.

Notwithstanding the foregoing provisions of this Section, the Company shall not be required to deliver any certificates for shares prior to: (a) the end of the Period of Restriction; (b) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (c) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence. As a further condition to the issuance of certificates for shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.

10.    Income and Employment Tax Withholding. The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the expiration of the Period of Restriction and the vesting of the shares of Restricted Stock. The Committee, in its sole discretion and subject to such rules as it may adopt, shall require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Restricted Stock which have a Fair Market Value, determined as of the date of the issuance of such Restricted Stock to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

11.    Mitigation of Excise Tax. The Participant acknowledges that the Restricted Stock issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.9 of the Plan.

12.    Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

13.    Financial Information. The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Period of Restriction has not expired and the Restricted Stock has not been forfeited, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement.

14.    Changes in Shares. In the event of any change in the Shares, as described in Section 4.6 of the Plan, the Committee shall make appropriate adjustment or substitution in the shares of Restricted Stock, all as provided in the Plan. The Committee’s determination in this respect shall be final and binding upon all parties.

15.    Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

16.    Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

17.    Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

18.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP		PARTICIPANT

By:
Craig M. Dwight, President and
Chief Executive Officer

ATTEST

By:
, Chairman,
Compensation Committee